UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 28, 2004
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

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Item 2.02 Results of Operations and Financial Condition

The following updated outlook was released by Caterpillar Inc. on September 28, 2004.

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September 28, 2004

FOR IMMEDIATE RELEASE

Caterpillar’s Owens Expects Growth to Continue and Updates Outlook

PEORIA, Ill. -- Caterpillar Inc. (NYSE: CAT) Chairman and CEO Jim Owens confirmed the company’s expectation of continued growth while speaking to about 60 financial analysts attending MINExpo, the world’s leading mining exposition sponsored by the National Mining Association and held at the Las Vegas Convention Center.

“Our goal is to continue growing the business with emphasis on improved profitability. Sales growth by itself isn’t good enough. We want profitable growth that enables us to continually develop leading edge products, maintain world-class operations, pay highly competitive salaries and benefits to attract and retain the best people, and increase dividends for stockholders—everything to make this a great company,” Owens said.

Owens said the company is committed to satisfying continued unprecedented customer demand, despite incurring additional costs to respond to this steep upturn in key markets. Retail sales figures issued September 17, 2004 show continued strength in worldwide machine and engine sales, driven by significant increases in North and South America.

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Despite the fact that cost pressures have materialized this year, Owens outlined steps the company is taking to become more efficient in what he expects to be a continued strong business environment. He assured analysts that costs continue to receive scrutiny and plans are in place to manage them through the rapid upturn, including working closely with the company’s suppliers to reduce expediting costs, surcharges and costly supply shortages.

Owens updated the company’s 2004 outlook issued July 22, 2004. The company now expects 2004 sales and revenues to be up 25 to 30 percent and profit per share to still increase 80 to 85 percent compared to 2003. Caterpillar reported 2003 sales and revenues of $22.76 billion and 2003 profit of $1.1 billion or $3.13 per share.

Based on a preliminary outlook, Owens said the company expects its 2005 sales and revenues to be up about 10 percent from 2004 with record profit per share.

“I’m confident our leadership team will excel during this period of strong demand by focusing on the fundamentals of customer satisfaction and sound cost management,” Owens summarized.

Caterpillar will release its third-quarter results October 21, 2004.

For more than 75 years, Caterpillar has been building the world's infrastructure and, in partnership with our independent dealers, is driving positive and sustainable change on every continent. Caterpillar is a technology leader and the world's largest maker of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. More information is available at http://www.CAT.com/.

Caterpillar contact:
Kelly Wojda
Corporate Public Affairs
(309) 675-1307

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

September 28, 2004	By:	/s/James B. Buda
James B. Buda
Vice President

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